Exhibit 5.1

Snell & Wilmer _____________ L.L.P. _____________ LAW OFFICES 3883 Howard Hughes Parkway Suite 1100 Las Vegas, NV 89169 702.784.5200 702.784.5252 (Fax) www.swlaw.com	DENVER LAS VEGAS ORANGE COUNTY PHOENIX SALT LAKE CITY TUCSON

April 21, 2008

Applied DNA Sciences, Inc.
25 Health Sciences Drive, Suite 113
Stony Brook, New York 11790

Ladies and Gentlemen:

We have acted as local counsel to Applied DNA Sciences, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of Amendment No. 9 to Form SB-2 dated April 21, 2008 to the Registration Statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the sale, from time to time, by certain stockholders of the Company (the “Selling Stockholders”) identified in the prospectus included in the Registration Statement (the “Prospectus”) of up to an aggregate of 23,169,824 shares of the Company’s common stock (the “Shares”).  On August 1, 2006, the Board of Directors of the Company approved the issuance of the Shares, of which 7,220,324 are currently outstanding (the “Outstanding Shares”).  The remaining 15,949,500 Shares (the “Warrant Shares”) are issuable upon the exercise of issued and outstanding common stock purchase warrants (the “Warrants”), as more specifically described in the Prospectus.

We have examined and relied upon executed originals, counterparts, or copies of such documents, records, and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein.  In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.           The Outstanding Shares are validly issued, fully paid, and nonassessable.

Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.

Snell & Wilmer
_______________  L.L.P. _____________

Applied DNA Sciences, Inc.
April 21, 2008

2.           The Warrant Shares issuable on exercise of the Warrants are duly authorized and reserved for issuance by the Board of Directors of the Company on August 1, 2006, and, when issued and delivered in accordance with the terms of the Warrants, including but not limited to payment in full of the exercise price for the Warrant Shares, the Warrant Shares will be validly issued, fully paid, and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the laws set forth in Chapter 78 of the Nevada Revised Statutes.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and the Prospectus which forms a part of the Registration Statement and any supplement or supplements to such Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

The foregoing opinions are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

Sincerely,

SNELL & WILMER L.L.P.

/s/ Snell & Wilmer L.L.P.